Filed pursuant to Rule 433
Dated 06/07/07
Registration No. 333-132201

FINAL TERMS

Issuer: Toyota Motor Credit Corp ("TMCC") (Aaa/AAA)

Security: 15NC1 Range Accrual Notes

Trade Date: June 7, 2007

Settlement Date: June 29, 2007

Maturity Date: June 29, 2022

First Call Date: June 29, 2008

Issue Size: $10,000,000 (may be increased prior to Settlement Date)

Issue Price: 100%

Redemption Price: 100%

Optional Redemption:
The Notes may be redeemed in whole at par, at the option of the Issuer, on the First Call Date, and semi-annually thereafter

Redemption Notice: Minimum 10 calendar days

Coupon:
8.00% fixed from and including the Settlement Date, to but excluding the First Call Date; thereafter,

8.00% x (N/D);
where:

"N" is the number of Business Days in the Observation Period where the Reference LIBOR Rate falls within the Applicable Range; and

"D" is the total number of Business Days in the Observation Period.

Observation Period:
From and including the prior payment date, to but excluding the next payment date. For each daily observation, the Reference LIBOR Rate will be taken from Reuters Page LIBOR01 as of 11.00 a.m., London time.

For every Observation Period, the observation that is made on the 5th Calendar Day preceding the next payment date will remain in effect for the remainder of the Observation Period.

Reference LIBOR Rate: 6-month LIBOR

Applicable Range: From and excluding 0.00%, to and including 7.25%

Payment Frequency: Semi-annually, beginning 6 months from Settlement Date

Business Day Convention: Following (New York, London), Unadjusted

Day Count: 30/360

Form: Public

Documentation: US MTN Program

Clearance: DTC

Denominations: $10,000 x $1,000

Lead Manager: Wachovia Capital Markets, LLC

Governing Law: New York

Listing: None

CUSIP: 89233PG91

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-704-715-8400.

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